Exhibit 99.1

Aspira Women’s Health Announces Closing of

$1.37 Million Private Placement of Convertible Notes

AUSTIN, Texas, March 11, 2025 (GLOBE NEWSWIRE) — Aspira Women’s Health Inc. (“Aspira” or the “Company”) (Nasdaq: AWH), a bio-analytical based women’s health company focused on the development of gynecologic disease diagnostic tools, today announced that it has entered into a securities purchase agreement dated March 6, 2025, pursuant to which the Company has sold and issued an aggregate principal amount of $1.37 million in the form of Senior Secured Convertible Promissory Notes due March 6, 2030 (the “Convertible Notes”) in a private placement (the “Private Placement”) with existing and new accredited investors.

The Convertible Notes will be a senior, secured obligation of the Company and interest will accrue and be payable quarterly in kind at the applicable federal rate (currently 3.34%). The Convertible Notes will mature on March 6, 2030 (the “Maturity Date”), unless earlier converted in accordance with the terms of the Convertible Notes.

The Convertible Notes will be convertible into units consisting of one share of common stock and 2.25 warrants at the option of the holder at any time prior to the Maturity Date. The initial conversion price is $0.25 per unit (the “Conversion Price”). The warrants are exercisable into common stock for five years after issuance at $0.50 per share. The investor may elect to exercise the warrants from the 6 month anniversary of the date of issuance until the first 24 months after issuance, at $0.25 per share. The warrants shall not be publicly tradeable. In addition, the Company shall have the option to convert the Convertible Notes into units at the Conversion Price if the sum of the gross proceeds from the sale of the Convertible Notes and the gross proceeds from the sale of any shares of common stock and warrants by the Company subsequent to the Private Placement equals or exceeds $4 million.

Net proceeds from the offering will be used to support Aspira’s ongoing commercial activities as well as general corporate purposes and working capital.

In addition, the Company granted the purchasers of the Convertible Notes certain customary registration rights with respect to the shares of common stock and shares of common stock underlying the warrants issuable upon conversion of the Convertible Notes.

“We are very pleased to announce this important capital infusion,” said Mike Buhle, Chief Executive Officer at Aspira. “We greatly appreciate this strong demonstration of support and confidence shown by these investors. These shareholders are well apprised of the current growth opportunities and near-term catalysts for Aspira, and their continued financial support has been key to our ability to successfully pursue our business objectives for 2025 and beyond.”

The securities offered and sold by the Company in the Private Placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The securities will not be registered under the Securities Act or any state securities laws when issued at the closing of the private placement, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. is dedicated to the discovery, development, and commercialization of noninvasive, AI-enabled tests to aid in the diagnosis of gynecologic diseases.

OvaWatch® and Ova1Plus® are offered to clinicians as OvaSuiteSM. Together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer risk for the more than 1.2 million American women diagnosed with an adnexal mass each year. OvaWatch provides a negative predictive value of 99% and is used to assess ovarian cancer risk for women where initial clinical assessment indicates the mass is indeterminate or benign, and thus surgery may be premature or unnecessary. Ova1Plus is a reflex process of two FDA-cleared tests, Ova1® and Overa®, to assess the risk of ovarian malignancy in women with an adnexal mass planned for surgery.

Our in-development test pipeline will expand our ovarian cancer portfolio and address the need for non-invasive diagnostics for endometriosis, a debilitating disease that impacts millions of women worldwide. In ovarian cancer, we intend to combine microRNA and protein biomarkers with patient data to further enhance the sensitivity and specificity of our current tests and expand the indicated population to screen women with a family history of ovarian cancer or a germline mutation. Through our ongoing endometriosis development program, we are combining microRNA and protein biomarkers with patient data, with the intent of identifying endometriosis independent of disease location or severity.

Forward-Looking Statements

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include statements regarding, among other things, the timing and completion of any products in the development pipeline and other statements that are predictive in nature, and whether the marketing of the OvaSuite portfolio will prove successful. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as “designed to,” “expect,” “plan,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “future,” and other words of similar meaning and the use of future dates. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission (SEC), including those factors identified as “Risk Factors” in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Aspira presently does not know, or that Aspira currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Aspira’s expectations, plans, or forecasts of future events and views as of the date of this press release. Subsequent events and developments may cause the Company’s assessments to change. However, while Aspira may elect to update these forward-looking statements at some point in the future, Aspira expressly disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Aspira’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Relations Contact:

Jamie Sullivan

jsullivan@aspirawh.com

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